Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. of our report dated February 7, 2017 relating to the statement of revenues and certain expenses of City Vista for the year ended December 31, 2015, which appears in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. dated February 7, 2017.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moore, Colson & Company, P.C.
Atlanta, Georgia
August 30, 2019